Exhibit 2.1

PLAN OF MERGER

AMONG

FG FINANCIAL GROUP, INC.,

a Nevada Corporation

FG GROUP LLC,

a Nevada limited liability company;

AND

FG GROUP HOLDINGS INC.,

a Nevada corporation.

Dated: January 3, 2024

PLAN OF MERGER

This PLAN OF MERGER (this “Plan”), dated January 3, 2024, is made and entered into by and among FG GROUP LLC, a Nevada limited liability company (the “Acquirer”) having its principal place of business at 104 S. Walnut Street, Unit 1A, Itasca, IL 60143, FG FINANCIAL GROUP, INC., a Nevada corporation (“Parent”) having its principal place of business at 104 S. Walnut Street, Unit 1A, Itasca, IL 60143, and FG GROUP HOLDINGS INC., a Nevada corporation (the “Company”) having its principal place of business at 5960 Fairview Road, Suite 275, Charlotte, NC 28210. The Acquirer, Parent, and the Company are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties intend that the Company be merged with and into the Acquirer, with the Acquirer surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the manager and member of the Acquirer has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Acquirer and its member and (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, in accordance with Chapter 92A of the Nevada Revised Statutes (the “Merger Statutes”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Parent and its stockholders, (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, and (c) resolved to recommend adoption of this Plan by the stockholders of Parent in accordance with the Merger Statutes;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, and (c) resolved to recommend adoption of this Plan by the stockholders of Company in accordance with the Merger Statutes;

WHEREAS, following the execution of this Plan, the Company shall seek to obtain, in accordance with the Company’s Bylaws and the Merger Statutes, the written consent of its stockholders approving this Plan, the Merger, and the transactions contemplated hereby;

WHEREAS, on the effective date of the Merger (the “Effective Date”), all of the outstanding shares of the common stock of the Company, par value $0.01 per share (the “Company Common Stock”), will be converted into common stock of Parent on the terms and subject to the conditions set forth in this Plan; and

WHEREAS, the Parties desire that the Merger be made on the terms and subject to the conditions set forth in this Plan, that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Plan constitute the “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

2

NOW, THEREFORE, the Parties agree as follows:

Article I.

MERGER

On the Effective Date, the Company will merge with and into the Acquirer in accordance with the Merger Statutes.

1.1 Effect of Merger.

1.1.1 The consummation of the Merger (the “Closing”) shall take place on the Effective Date at the offices of Holland & Hart LLP, outside counsel to Parent, on a date to be designated jointly by Parent and the Company. Following approval of this Plan and the Merger by the Company Stockholders (defined below), the Parties shall cause to be filed articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada. The Merger shall become effective on the Effective Date at the time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada (or at such later time as may be designated jointly by Parent, Acquirer, and the Company and specified in the Articles of Merger). The time when the Merger becomes effective is the “Effective Time.”

1.1.2 At the Effective Time, the Company shall be merged with and into the Acquirer, the separate existence of the Company shall cease, and the Acquirer shall continue as the surviving entity in the merger and as a wholly owned subsidiary of Parent. The Acquirer as the surviving entity after the Merger is referred to as the “Surviving Company.” The Articles of Organization and Operating Agreement of the Acquirer, as in effect immediately prior to the Effective Date, shall be the Articles of Organization and Operating Agreement of the Surviving Company, until amended as provided in the Articles of Organization and Operating Agreement of the Surviving Company and in accordance with applicable law. The manager of the Acquirer immediately prior to the Effective Date will be the manager of the Surviving Company, until its successor is duly elected or appointed and shall qualify.

1.1.3 As of and after the Effective Time, the Surviving Company shall be responsible and liable for all the liabilities, debts, obligations, and penalties of the Acquirer and the Company.

1.1.4 As of and after the Effective Time, the Surviving Company shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Acquirer and the Company; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to the Acquirer and the Company, shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate or any interest in any real estate, vested in the Acquirer or the Company, shall not revert or be in any way impaired by reason of the Merger.

3

1.1.5 As of and after the Effective Time, the Parent Board will have seven (7) members, consisting of D. Kyle Cerminara, an additional three (3) legacy Parent directors, and three (3) legacy Company directors.

1.1.6 At, or promptly following, the Effective Time, Parent will file articles of amendment to its amended and restated articles of incorporation to change its name to “Fundamental Global Inc.”

1.1.7 As of and after the Effective Time and in addition to the effects provided in the foregoing subsections of this Section 1.1, the Merger will have the additional effects provided in the Merger Statutes.

1.2 Conversion of Company Common Stock.

1.2.1 Subject to the terms and conditions of the Plan, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Company, or any stockholder of Company:

1.2.1.1 any shares of Company Common Stock held immediately prior to the Effective Time by (a) the Company (or held in the Company’s treasury) or (b) Parent or any wholly owned subsidiary of Parent shall be cancelled, and no consideration shall be paid or payable in respect thereof; and

1.2.1.2 except as provided in Section 1.2.1.1 above, and subject to Section 1.2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), such shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to this Section 1.2.1.2, the “Merger Consideration”.

1.2.2 No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each holder of Company Common Stock (the “Company Stockholders”), the Merger Consideration to which such stockholder is entitled shall be rounded up to the nearest whole share of Parent Common Stock.

1.2.3 At the Effective Time, except as provided in Section 1.2.1.1, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all Company Stockholders shall cease to have any rights with respect to such Company Common Stock, except the right to receive their respective portion of the Merger Consideration.

1.3 Membership Interest of Acquirer. As of and after the Effective Date, the Membership Interests (as defined in Acquirer’s Operating Agreement) of the Acquirer issued and outstanding immediately prior to the Effective Date shall remain issued and existing and shall not be affected by the Merger.

4

1.4 Payment for Company Common Stock.

1.4.1 Prior to the Effective Time, Parent shall engage Vstock Transfer, LLC, Parent’s transfer agent, or another bank or trust company reasonably satisfactory to Parent and the Company, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Parent and the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent, including for the payment of the Merger Consideration to the holders of the uncertificated shares of Company Common Stock (the “Book Entry Shares”). At the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the stock transfer records of the Company.

1.4.2 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically surrendered and shall cease to exist, and automatically without further action by the Company Stockholder be exchanged for the pro rata share of the Merger Consideration, in each case in accordance with the terms of this Plan. From and after the Effective Time, such Company Stockholder that, immediately prior to the Effective Time, was registered as a holder of Book Entry Shares on the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and shall receive its pro rata share of the Merger Consideration in accordance with the terms of this Plan. All shares of Parent Common Stock issued pursuant to this Plan shall be deemed issued and outstanding as of the Effective Time.

1.5 Company Equity Awards.

1.5.1 Each option to purchase shares of Company Common Stock (each such option, an “Existing Rollover Stock Option,” and collectively, the “Existing Rollover Stock Options”) granted pursuant to the terms of the Company’s 2017 Omnibus Equity Compensation Plan (as amended, the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Assumed Stock Option”) to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares subject to the holder’s Existing Rollover Stock Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, which option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Existing Rollover Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio. The term, vesting schedule and all of the other terms of each Assumed Stock Option shall otherwise remain unchanged and identical, subject to the rights of Parent to amend or modify any such Assumed Stock Option in accordance with the terms of the corresponding Existing Rollover Stock Option and applicable Law.

5

1.5.2 Each award of restricted share units granted pursuant to the terms of any Company Stock Plan or agreement (each award of restricted stock units, a “Company RSU,” and collectively, the “Company RSUs”) that is outstanding as of immediately prior to the Effective Time, shall, as of the Effective Time cease to represent the right to receive Company Common Stock and shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume the Company RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each Company RSU is evidenced), except that from and after the Effective Time, (i) Parent and the compensation committee of the Parent Board shall be substituted for Company and the compensation committee of the Company Board administering the Company Stock Plan, (ii) the Company RSUs assumed by Parent shall represent the right to receive Parent Common Stock upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted share unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iii) the number of shares of Parent Common Stock subject to each award of Company RSUs assumed by Parent shall be equal to the number of shares of Company Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU or the Company Stock Plan).

1.5.3 Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5. As of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plan with respect to the Existing Rollover Stock Options (as converted into Assumed Stock Options).

1.5.4 All of the conversions and adjustments made pursuant to Section 1.5.1 or Section 1.5.2 shall be made in a manner consistent with the requirements of Section 409A of the Code.

1.5.5 Prior to the Effective Time, the Company Board (or, any committee administering the Company Stock Plan), shall adopt such resolutions or take such other action as may be necessary to provide for the transactions contemplated by this Section 1.5.

Article II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUIRER

Parent and the Acquirer represent and warrant to the Company:

2.1 Organization and Qualification of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as now conducted.

6

2.2 Parent Authority Relative to this Plan; Non-Contravention. Parent has the corporate power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by Parent and the consummation by Parent of the transactions contemplated by this Plan, including the Merger and issuance of the Merger Consideration, have been duly authorized by the board of directors and the stockholders of Parent; and no other corporate proceedings on the part of Parent are necessary to authorize this Plan or the Merger. This Plan has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms. Parent is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, as amended, or Bylaws, as amended, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than (i) the consent, if any, from the Cayman Islands Monetary Authority (“CIMA”), and (ii) the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent for the consummation by it of the Merger.

2.3 Capitalization of Parent. The entire authorized capital stock of Parent (“Parent Stock”) consists of (i) 100,000,000 shares of Parent Common Stock, of which 10,558,930 shares are issued and outstanding, (ii) 99,000,000 shares of preferred stock, par value $0.001 per share, of which none are issued and outstanding, and (iii) 1,000,000 shares of preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A, of which 894,580 shares are issued and outstanding. The issued shares of Parent Stock have been duly authorized, validly issued, are fully paid and non-assessable and free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

2.4 Organization and Qualification of Acquirer. The Acquirer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power to carry on its business as now conducted.

2.5 Acquirer Authority Relative to this Plan; Non-Contravention. The Acquirer has the power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by the Acquirer and the consummation by the Acquirer of the Merger have been duly authorized by the manager and sole member of Acquirer; and no other proceedings on the part of the Acquirer are necessary to authorize this Plan or the Merger. This Plan has been duly executed and delivered by the Acquirer and constitutes a valid and binding obligation of the Acquirer, enforceable in accordance with its terms. The Acquirer is not subject to, or obligated under, any provision of (a) its Articles of Organization or Operating Agreement, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Acquirer for the consummation by it of the Merger.

2.6 Capitalization of Acquirer. Parent owns 100% of the issued and outstanding Membership Interest of the Acquirer. There are no outstanding or authorized options, warrants, purchase rights, subscription agreements, conversion rights, exchange rights, or other contracts or commitments that could require the Acquirer to issue, sell or otherwise cause to become outstanding any of its Membership Interest. There are no outstanding or authorized unit appreciation, profit participation, or similar rights with respect to the Acquirer.

7

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquirer and Parent as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as now conducted.

3.2 Authority Relative to this Plan; Non-Contravention. The Company has the corporate power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by the Company and the consummation by the Company of the Merger have been duly authorized by the board of directors of the Company; and no other corporate proceedings on the part of the Company are necessary to authorize this Plan or the Merger other than the approval of the Company Stockholders. This Plan has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The Company is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, as amended, or Bylaws, as amended, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by it of the Merger.

3.3 Capitalization. The entire authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 19,708,184 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. The issued shares of the Company Common Stock have been duly authorized, validly issued, are fully paid and non-assessable and free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. All of the Company Common Stock is uncertificated and in electronic book entry form. Schedule 3.3 to this Plan sets forth, as of the date hereof, a schedule of (i) all holders of options to purchase Company Common Stock or any other security of the Company, including the date of grant, the expiration date, the number of shares, the price per share at which the option may be exercised, an indication of whether or not such stock option is intended to qualify as an “incentive stock option” under Section 422 of the Code, the vesting schedule, and the company stock plan under which issued, and (ii) all holders of restricted stock units, the date of grant, the number owned by each holder, the vesting schedule and the company stock plan under which issued. Excepts as set forth in Schedule 3.3 to this Plan, there are no (a) outstanding or authorized options, warrants, purchase rights, subscription agreements, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or (b) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

8

Article IV.

GENERAL PROVISIONS

4.1 Notices. All notices and other communications under this Plan shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by e-mail and confirmed and shall be deemed given when so delivered or e-mailed and confirmed or if mailed, two (2) days after such mailing.

If to the Company:

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, North Carolina, 28210

Attn: Mark D. Roberson

e-mail: mark.roberson@fg.group

with copies (which shall not constitute notice) to:

Snell & Wilmer

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

Attn: Brian Blaylock

Email: bblaylock@swlaw.com

If to Parent, the Acquirer or the Surviving Company:

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

Attention: Hassan Baqar

E-mail: hbaqar@sequoiafin.com

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 South Main Street, Suite 2200

Salt Lake City, UT 84101

Attn: S. Chase Dowden

Email: SCDowden@hollandhart.com

9

4.2 Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall negotiate in good faith to modify this Plan and to preserve each Party’s anticipated benefits under this Plan.

4.3 Conditions Precedent; Termination.

4.3.1 The respective obligations of each Party to effect the Merger is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the Effective Time of the following conditions:

4.3.1.1 the approval of the Company Stockholders;

4.3.1.2 receipt of consent from CIMA;

4.3.1.3 the Form S-4 shall have become effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and shall not be subject to any stop order or proceeding by the Securities and Exchange Commission seeking a stop order;

4.3.1.4 the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq Stock Market LLC, subject to official notice of issuance;

4.3.1.5 no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Merger shall be in effect or threatened, and no law shall have been enacted or promulgated by any governmental authority that prohibits or makes illegal consummation of the Merger; and

4.3.1.6 there shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Order, writ, judgment, injunction, or decree issued by any Governmental Authority that has that effect.

10

4.3.2 This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Company Stockholders has been obtained:

4.3.2.1 by mutual written agreement of the Company, Parent and Acquirer, duly authorized by the respective board of directors or managers, as applicable, of each;

4.3.2.2 by either the Company or Parent if (i) the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside legal counsel that the consummation of the Merger or other transactions contemplated by this Plan is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company or Parent, as applicable, under applicable law; (ii) the other Party has materially breached of any of the obligations, covenants, or other agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in this Plan (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant, or other agreement contained herein); or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Plan and such order or other action shall have become final and non-appealable;

The Party desiring to terminate this Plan pursuant to Section 4.3.2.2 shall give written notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is effected.

4.3.3 If this Plan is terminated and the Merger is abandoned pursuant to Section 4.3.2, this Plan shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquirer or the Company, except for any material breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Plan, which material breach and liability therefor shall not be affected by termination of this Plan.

4.4 Amendment. This Plan may only be amended by a written instrument executed by each of the Parties.

4.5 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan or in any instrument delivered pursuant to this Plan shall survive the Effective Time. This Section 4.5 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

4.6 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

4.7 Tax Treatment. Each Party shall use its respective best efforts to cause the Merger to qualify as a reorganization under Code Section 368(a), and no party shall take any action or fail to take any action after completion of the Merger that would cause the Merger to cease to so qualify. Each Party shall report the Merger as a reorganization under Code Section 368(a) for all relevant tax purposes and shall adopt no tax reporting position inconsistent with the treatment of the Merger as a reorganization under Code Section 368(a) unless otherwise required by applicable Law.

4.8 Miscellaneous. This Plan (together with all other documents and instruments referred to in this Plan): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter of this Plan; (b) is not intended to confer upon any person other than the Parties to this Plan any rights or remedies under this Plan; and (c) shall not be assigned by operation of law or otherwise. This Plan may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document, and shall become effective when one or more counterparts has been signed by each of the Parties and delivered to each of the other Parties. Delivery of a signed counterpart of this Plan by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

(Signature page follows)

11

IN WITNESS WHEREOF, the Parties have executed this Plan as of the Effective Date.

COMPANY:		ACQUIRER:

FG GROUP HOLDINGS INC.		FG GROUP LLC

		By:	FG Financial Group, Inc.
		Its:	Manager

By:	/s/ Mark D. Roberson	By:	/s/ Hassan R. Baqar
Name:	Mark D. Roberson	Name:	Hassan R. Baqar
Title:	Chief Executive Officer	Title:	Chief Financial Officer

COMPANY:

FG FINANCIAL GROUP, INC.

By:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Chief Executive Officer

12